STEMCELLS, INC. CLOSES $10 MILLION DEBT FINANCING

NEWARK, CA (April 9, 2013) – StemCells, Inc. (Nasdaq: STEM) today announced that it has closed a $10 million debt financing from Silicon Valley Bank (SVB). The loan funds will be used for general corporate purposes, and increase the Company’s December 31, 2012 pro forma cash balance to $34.4 million. This total also includes $2.0 million in net proceeds received subsequent to the end of the year from the exercise of warrants and the sale of shares of common stock.

“We are pleased to have secured this loan from Silicon Valley Bank,” said Martin McGlynn, President and CEO of StemCells, Inc. “These funds will extend our cash runway and provide us with increased financial flexibility. Sophisticated institutions like SVB are very careful and thoughtful when making their lending decisions, and we appreciate the confidence shown by SVB in our company.”

The loan has a three-year term and interest will accrue at 6% per annum. For the first six months, payments will be interest only and then the loan will be amortized over 30 months. In addition, there will be a final payment at the end of the term equal to $1 million. In connection with the debt financing, the Company also issued to SVB a warrant to acquire 293,531 shares of common stock with an exercise price of $1.7034 per share. The warrant will expire in ten years.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders.  In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company is also conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland and recently reported positive data for the first patient cohort. The Company has also initiated a Phase I/II clinical trial in dry age-related macular degeneration (AMD), and is pursuing preclinical studies in Alzheimer’s disease.  StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the Company’s ability to repay the loan from Silicon Valley Bank and the likely repayment terms; the expected use of the loan funds; the development and commercialization of the Company’s cell-based technologies; and the future business operations of the Company. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including the fact that additional trials will be required to demonstrate the safety and efficacy of the Company’s HuCNS-SC cells for the treatment of any disease or disorder; uncertainties about the Company’s ability to continue to satisfy the lending obligations under the Silicon Valley Bank loan and repay the loan when due; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and in its subsequent reports on Forms 10-Q and 8-K.

CONTACT:

Rodney Young
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Ian Stone
Russo Partners
(619) 308-6541